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FOR IMMEDIATE RELEASE
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January 19, 1996


                                  NEWS RELEASE
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                      DAIRY MART CONVENIENCE STORES, INC.
                    ELECTS DIRECTORS AND ADOPTS RIGHTS PLAN


Enfield, Connecticut -- Dairy Mart Convenience Stores, Inc. (NASDAQ - DMCVA & DMCVB) announced that at its annual shareholders' meeting today the shareholders elected Thomas W. Janes and Truby G. Proctor, Jr. as Class A Directors and Frank
W. Barrett, J. Kermit Birchfield, Jr., John W. Everets, Jr., Gregory G. Landry and Robert B. Stein, Jr. as Class B directors. The shareholders also approved a non-discretionary stock option plan for non-management directors and a discretionary stock option plan for employees.

The Company further announced that its Board of Directors had adopted a Rights Plan designed to protect the Company's stockholders in the event of an attempt to acquire control of the Company on terms which do not deal fairly with all of the Company's stockholders.

Terms of the Rights Plan provide for a dividend distribution of one right for each share of common stock of Dairy Mart Convenience Stores, Inc. to holders of record at the close of business on January 29, 1996. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 25% or more of either class of Dairy Mart's common
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stock or 15% or more of Dairy Mart's total issued and outstanding common stock, or if a party announces an offer to acquire 30% or more. The Rights will expire on January 19, 2006. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $30. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either Dairy Mart stock or shares in an "acquiring entity" at half of market value.

Dairy Mart will generally be entitled to redeem the Rights at $.01 per right at any time until the tenth day following the acquisition of a 25% position in either class of its common stock or 15% or more of its total issued and outstanding voting stock.

Commenting on the Rights Plan, Robert B. Stein, Jr., Dairy Mart's Chairman of the Board, President and Chief Executive Officer, said that the Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. Mr. Stein said the plan is similar to those adopted by a number of other companies following favorable rulings by courts in various jurisdictions, including the Delaware Supreme Court. Further, Mr. Stein noted that Dairy Mart is not aware of any intent on the part of any potential acquirer to commence a bid for control of the Company. Issuance of the Rights will have no dilutive effect, will not affect reported earnings per share, and will not change the way in which Dairy

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Mart's shares of Class A and Class B Common Stock are currently traded.

Details of the new Rights Plan will be outlined in a letter to be mailed to the stockholders following the records date for the right dividend.

Dairy Mart, with its corporate offices in Enfield, Connecticut, operates in 11 states with approximately 900 stores, 350 of which sell gasoline.

For further information, please contact:

Gregory G. Landry
Executive Vice President and
Chief Financial Officer
860-741-4516

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